Exhibit 16.1

August 30, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Ruanyun Edai Technology Inc.

Dear Commissioners:

We have read the Registration Statement on Form F-1 dated August 30, 2024 of Ruanyun Edai Technology Inc. (the “Registrant”) and are in agreement with the statements contained under the section of Change in Registrant’s Certifying Accountant as it pertains to our firm; we are not in a position to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

New York, New York

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com